Exhibit 4.1

JAMBA, INC.

AND

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

AS RIGHTS AGENT

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of April 2, 2015 (the “Effective Date”) and amends that certain Rights Agreement, dated as of October 8, 2008 and amended as of June 16, 2009 (the “Rights Agreement”), by and between Jamba, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Rights Agent”). All capitalized terms used herein, but not defined, shall have the meaning given to such terms in the Rights Agreement.

RECITALS

A. Pursuant to the Rights Agreement, the Board of Directors of the Company (i) authorized the issuance and declared a dividend of one right (a “Right”) for each share of the common stock, par value $0.001 per share, of the Company outstanding as of the Close of Business on October 20, 2008 (the “Record Date”), each Right representing the right to purchase one one-thousandth (0.001) of a share of Series A Preferred Stock of the Company, having the rights, powers and preferences as set forth in a Certificate of Designation filed with the Secretary of State of Delaware and made a part of the Company’s Certificate of Incorporation, upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of common stock of the Company that shall become outstanding between the Record Date and the Distribution Date.

B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, so long as the Rights are then redeemable, amend any provision of the Rights Agreement, as determined by the Company in its sole and absolute discretion.

C. To the knowledge of the Board of Directors of the Company, there has been no occurrence of a Flip-In Event, nor has the Expiration Date occurred, and accordingly the Rights are currently redeemable pursuant to Section 23 of the Rights Agreement.

D. The Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein.

E. The Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

1. Amendment of the Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

"(a) Subject to Section 11(a)(ii) hereof, the Rights shall become exercisable, and may be exercised to purchase Preferred Stock, except as otherwise provided herein, in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) April 2, 2015 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (such date being herein referred to as the “Redemption Date”) or (iii) the time at which all such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”). Except for those provisions herein which expressly survive the termination of this Rights Agreement, this Rights Agreement shall terminate at such time as the Rights are no longer exercisable hereunder."

2. Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

3. Other Amendment; Effect of Amendment. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6. Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Rights Agreement to be duly executed as of the date first written above.

JAMBA, INC.

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	Chief Financial Officer, Chief Administrative Officer,
Executive Vice President and Secretary

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY
As Rights Agent

By:	/s/ Margaret Villani
Name:	Margaret Villani
Title:	Vice President

[Signature Page to Amendment No. 2 to Rights Agreement]